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                                                                      EXHIBIT 12


               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

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

                                                               Three Months Ended March 31,
Millions, Except Ratios                                            2001           2000
                                                               ------------   ------------
Earnings:
     Net income .............................................  $        181   $        185
     Undistributed equity earnings ..........................           (14)            73
                                                               ------------   ------------
Total earnings ..............................................           167            258
                                                               ------------   ------------
Income taxes ................................................           107            105
                                                               ------------   ------------
Fixed charges:
     Interest expense including amortization of debt discount           181            182
     Portion of rentals representing an interest factor .....            10             45
                                                               ------------   ------------
Total fixed charges .........................................           191            227
Earnings available for fixed charges ........................  $        465   $        590
                                                               ------------   ------------
Ratio of earnings to fixed charges ..........................           2.4            2.6
                                                               ------------   ------------
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